EXHIBIT 23



                    CONSENT OF INDEPENDENT AUDITORS





  The Board of Directors
  of Whitman Corporation:


  We consent to the use of our reports dated January 13, 1994, relating to the consolidated financial statements of Whitman Corporation and Subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, and the related financial statement schedules, respectively, incorporated herein by reference. Our report relating to the consolidated financial statements refers to a change in the method of accounting for postretirement benefits other than pensions.


                                 /s/ KPMG Peat Marwick



  Chicago, Illinois
  April 29, 1994